GOLIATH FILM AND

MEDIA HOLDING

Amended Articles of Incorporation

Article 1

The name of the corporation is Goliath Film and media Holdings.

Article 3

The number of authorized shares is 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, all par value $.001. The preferred stock may be issued in one or more series, and with such voting powers, designations, limitations, restrictions and relative rights as may be established by resolution of the Board of Directors acting pursuant to Section 78.1955 of the Nevada General Corporation Law.

Article 5

The purpose for which the corporation is formed is to engage in any lawful activity.

Article 8

No capital stock issued by the corporation shall be assessable following payment of the subscription price or par value therefor.

Article 9

Every person who was or is a party or is threatened to be a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director, officer, employee, agent or other person of the corporation, or is or was serving at the request of the corporation or for its benefit as a director, officer employee or other person of another corporation, partnership, joint venture, trust or enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada as it may be amended from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers, employees, agents or other persons may have or hereafter acquire and, without limiting the generality of such statement they shall be entitled to their respective rights or indemnification under any bylaw, agreement, vote of stockholders, provisions of law or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification permitted by the law of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or other person of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, agent or other person of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out os such status whether or not the corporation would have the power to indemnify such person.

Article 10

A director of officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director or officer of the corporation for acts or omissions prior to such repeal or modification.

Article 11

A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise.

No transaction, contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer of any corporation is a member of any firm, a shareholder, director or officer of the corporation or trustee or beneficiary of any trust that is in any way interested in such transaction, contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction, contract or act of the corporation for any gain or profit directly or indirectly realized by him by reason of the fact that he or any firm in which he is a member or any corporation of which he is a trustee, or beneficiary, is interested in such transaction, contract, or act; provided the fact that such director or officer or such firm, corporation or trust is so interested shall have been disclosed or shall have been known to the members of the Board of Directors as shall be present at any meeting at which action upon such contract, transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or take action in respect to any such contract, transaction or act, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the corporation may take any action within the scope of his authority, respecting such contract, transaction or act, and any officer of the corporation of which he is a shareholder, director or officer, or any trust of which he is a trustee or beneficiary, were not interested in such transaction, contract or act. Without limiting or qualifying the foregoing, if in any judicial other inquiry, suit, cause or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, and notwithstanding any statute or rule of law or equity to the contrary (if any there be), his good faith shall be presumed in the absence of proof to the contrary by clear and convincing evidence.